                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Under Rule 14a-12

                                 SAFEWAY INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]    No fee required
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount previously paid:

       (2)  Form, schedule or registration statement no.:

       (3)  Filing party:

       (4)  Date filed:

[SAFEWAY LOGO]

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the "Company"), will be held at the corporate offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on Tuesday, May 8, 2001 at 1:30 p.m. for the following purposes:

     1. To elect three directors of the Company to serve for a term of three years and until their successors are elected and have qualified;

     2. To consider and vote upon the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc.;

     3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 2001;

     4. To consider and vote upon a stockholder proposal requesting the Board of Directors to take the necessary steps to provide for cumulative voting, which proposal is opposed by the Board of Directors; and

     5. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 13, 2001 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting, at the corporate offices of Safeway Inc. at the address indicated above.

     Whether or not you plan to attend the Annual Meeting in person, in order to ensure your representation, please vote by completing, signing, dating and promptly returning the enclosed proxy card by mail. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

                                          By Order of the Board of Directors,

                                          MEREDITH S. PARRY
                                          Secretary

Pleasanton, California
Dated: March 23, 2001

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229
                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation ("Safeway" or the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the corporate offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on Tuesday, May 8, 2001, at 1:30 p.m. and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on March 29, 2001.

     Only stockholders of record at the close of business on March 13, 2001 will be entitled to vote at the meeting. At the close of business on March 13, 2001, there were 505,163,741 issued and outstanding shares of Common Stock. A majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. Each share of Common Stock not in the treasury is entitled to one vote. There is no provision in the Company's Restated Certificate of Incorporation for cumulative voting.

     If shares are not voted in person, they cannot be voted on your behalf unless a signed proxy is given. Even if you expect to attend the Annual Meeting in person, in order to ensure your representation, please vote by completing, signing and dating the enclosed proxy and mailing it promptly in the enclosed envelope. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please vote with respect to each in accordance with the procedures described above to complete your representation. All shares represented by each properly executed and unrevoked proxy, in the accompanying form, will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable.

     Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. In accordance with the Company's Bylaws, for purposes of determining the outcome of any other proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

     The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock. In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation for a fee of approximately $7,500 plus expenses.

     The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years or less, depending on the class to which the Board has assigned a director not previously elected by the stockholders. If a quorum is present in person or by proxy, the affirmative vote of a plurality of the voting power of the shares represented at the Annual Meeting and entitled to vote will be sufficient to elect directors.

     It is intended that the shares represented by proxies, in the accompanying form, will be voted for the election of the three nominees named below unless authority to so vote is withheld. All of the nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

     The Board of Directors recommends the three nominees named below for election as directors. The three directors will be elected to office for a three-year term ending at the Annual Meeting in 2004 and until their successors are elected and have qualified.

     The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, such person's age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on and the period during which such person has served as a Safeway director. Unless otherwise indicated, each director has held his or her current principal occupation or employment for at least five years.

                                 2001 NOMINEES

     STEVEN A. BURD, age 51, has been a member of the Board of Directors since September 7, 1993 and has served as Chairman of the Board of Directors since May 12, 1998. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992.

     ROBERT I. MACDONNELL, age 63, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is a General Partner of KKR Associates, L.P. ("KKR Associates") and a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. ("KKR").

     WILLIAM Y. TAUSCHER, age 51, has been a member of the Board of Directors since May 12, 1998 and is currently a private investor. Mr. Tauscher was Chief Executive Officer of MainStreet USA Corporation ("MainStreet"), a marketing and technology e-commerce venture, from January 2000 until July 2000. He was Chairman of the Board of Vanstar Corporation ("Vanstar"), a technology service and networking company, from 1987, and Chief Executive Officer of Vanstar from 1988, until its acquisition by Inacom Corp. in February 1999. Mr. Tauscher is also a director of Inacom Corp.

                              CONTINUING DIRECTORS

     JAMES H. GREENE, JR., age 50, has been a member of the Board of Directors since December 17, 1987. Mr. Greene is a General Partner of KKR Associates and a member of the limited liability company which serves as the general partner of KKR. Mr. Greene is also a director of Accuride Corporation, CAIS Internet Inc., Intermedia Communications, Inc. and Owens-Illinois, Inc.

     PAUL HAZEN, age 59, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen has been Chairman of Wells Fargo & Co. since January 1995. He was Chief Executive Officer of Wells Fargo & Co. and of Wells Fargo Bank, N.A., from January 1995 to November 1998. Mr. Hazen is also a director of E.piphany, Inc., Phelps Dodge Corporation and Xstrata AG, and is both a director and Deputy Chairman of Vodafone AirTouch PLC.

     HECTOR LEY LOPEZ, age 53, has been a member of the Board of Directors since May 9, 2000. He is the General Director of Casa Ley S.A. de C.V. ("Casa Ley"), which operates 97 food and general merchandise stores in western Mexico. Safeway has a 49% ownership interest in Casa Ley.

     PETER A. MAGOWAN, age 58, has been a member of the Board of Directors since November 26, 1986. He served as Chairman of the Board of Directors from November 26, 1986 to May 12, 1998. Mr. Magowan has been Managing General Partner and President of the San Francisco Giants since 1993. Mr. Magowan is also a director of Caterpillar, Inc. and DaimlerChrysler AG.

     GEORGE R. ROBERTS, age 57, has been a member of the Board of Directors since July 23, 1986. Mr. Roberts is a Founding Partner of KKR and KKR Associates and a managing member of the limited liability company which serves as the general partner of KKR. Mr. Roberts is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyd's Collection, Ltd., DPL, Inc., Evenflo Company Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA Inc. and Spalding Holdings Corporation.

     REBECCA A. STIRN, age 48, has been a member of the Board of Directors since May 11, 1999 and is currently a business consultant. She was Vice President, Sales and Marketing, North America, of Collagen Aesthetics, Inc. (formerly Collagen Corporation) ("Collagen"), which develops and manufactures biotechnology products, from January 1998 until the sale of Collagen in September 1999, and was Vice President, Global Marketing Strategy, of Collagen from January 1996 to January 1998.

     Mr. MacDonnell and Mr. Roberts are brothers-in-law.

     Messrs. Magowan and Roberts and Ms. Stirn are in the class of directors whose term will expire in 2002.

     Messrs. Greene, Hazen and Ley Lopez are in the class of directors whose term will expire in 2003.

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of Safeway's outstanding Common Stock as of March 13, 2001 by (i) each of Safeway's directors and nominees who is a stockholder, (ii) each of the individuals identified in the Summary Compensation Table on page 8 who is a stockholder, (iii) all executive officers and directors of Safeway as a group and (iv) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of SSI Equity Associates, L.P. ("SSI Equity Associates") and SSI Partners, L.P. ("SSI Partners") is 9 West 57th Street, New York, New York 10019.

                                                           NUMBER OF SHARES
                                                             BENEFICIALLY      PERCENTAGE
                NAME OF BENEFICIAL OWNER                       OWNED(1)        OF CLASS(1)
                ------------------------                   ----------------    -----------
Steven A. Burd(2)(3).....................................      5,299,513           1.0
James H. Greene, Jr.(4)..................................        361,676             *
Paul Hazen(5)............................................        301,998             *
Hector Ley Lopez(5)......................................          7,550             *
Robert I. MacDonnell(6)(7)...............................      1,704,462             *
Peter A. Magowan(5)......................................      2,590,810             *
George R. Roberts(7)(8)..................................      8,690,174           1.7
Rebecca A. Stirn(5)......................................          7,415             *
William Y. Tauscher(5)...................................         13,165             *
Vasant M. Prabhu(9)......................................         33,994             *
Richard W. Dreiling(2)...................................        286,368             *
Larree M. Renda(2).......................................        334,642             *
Lawrence V. Jackson(2)(10)...............................        118,129             *
SSI Equity Associates, L.P.(7)...........................      6,429,533           1.3
All executive officers and directors as a group
  (21 persons)(2)(7)(9)..................................     20,831,244           4.1
Massachusetts Financial Services Company(11).............     30,312,794           6.0
American Express Financial Corporation(12)...............     27,213,952           5.4
FMR Corp.(13)............................................     25,483,515           5.0

---------------
  *   Less than 1%

 (1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Includes shares issuable upon exercise of stock options as follows: Mr. Burd, 4,842,262; Mr. Dreiling, 278,040; Ms. Renda, 297,500; Mr. Jackson,
     99,000; and all executive officers and directors as a group, 6,739,695. Does not include shares issuable upon exercise of stock options which are not vested and will not become vested within 60 days after March 13, 2001.

 (3) Does not include 7,790 shares held in irrevocable trusts created by Mr. Burd for the benefit of his children, as to which Mr. Burd disclaims any beneficial ownership. As trustee, Kenneth W. Oder has the authority to vote and dispose of the shares, but has no economic interest in the shares. Mr. Oder resigned as an executive officer of the Company in August 2000.

 (4) Includes 74,516 shares owned by Mr. Greene or jointly by Mr. Greene and his wife and 78,360 shares issuable upon exercise of stock options. Does not include 20,000 shares owned by Mrs. Greene, as to which Mr. Greene disclaims any beneficial ownership. Does not include 12,000 shares held in trust by

     Mrs. Greene for the benefit of their children, as to which Mr. Greene disclaims any beneficial ownership.

 (5) Includes shares issuable upon exercise of stock options as follows: Mr. Hazen, 1,998; Mr. Ley Lopez, 3,682; Ms. Stirn, 3,958; Mr. Magowan, 3,958; and Mr. Tauscher, 8,698.

 (6) Includes 89,462 shares issuable upon exercise of stock options. Does not include 120,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children (the "MacDonnell Trust"), as to which Mr. MacDonnell disclaims any beneficial ownership.

 (7) SSI Equity Associates is a Delaware limited partnership, the sole general partner of which is SSI Partners, L.P., a Delaware limited partnership. SSI Equity Associates holds warrants to purchase 6,429,533 shares. SSI Partners, in its capacity as general partner, may be deemed to own any shares beneficially owned by SSI Equity Associates. Messrs. MacDonnell, Roberts, Henry R. Kravis and Paul E. Raether, as general partners of SSI Partners, may be deemed to share beneficial ownership of any shares beneficially owned by SSI Partners; however, none of SSI Partners nor any of its partners, including Messrs. MacDonnell and Roberts, have any economic interest in the warrants held by SSI Equity Associates and therefore disclaim any such beneficial ownership. Messrs. MacDonnell and Roberts are members of Safeway's Board of Directors. Safeway is the sole limited partner of SSI Equity Associates. All of the warrants held by SSI Equity Associates are attributable to Safeway's limited partnership interests in SSI Equity Associates. Safeway intends to hold such warrants until they expire in November 2001 and not to exercise such warrants. Shares issuable upon exercise of the warrants are not included in the beneficial ownership of all officers and directors as a group.

 (8) Includes 3,958 shares issuable upon exercise of stock options. Does not include 120,000 shares held by Mr. Roberts as a trustee of the MacDonnell Trust. As co-trustee, Mr. Roberts shares the authority to vote and to dispose of the shares, but has no economic interest in the shares. Does not include 800,000 shares held in an irrevocable trust created by Mr. Roberts for the benefit of his children, as to which Mr. Roberts disclaims any beneficial ownership.

 (9) Includes 20,672 shares subject to restrictions on sale and a repurchase option by the Company.

(10) Does not include 840 shares held in trust by Mr. Jackson for the benefit of his children, as to which Mr. Jackson disclaims any beneficial ownership.

(11) All information regarding Massachusetts Financial Services Company ("MFS") is based on information disclosed in a Schedule 13G filed by MFS on February 12, 2001 (the "MFS Schedule 13G"). According to the MFS Schedule 13G, such shares are owned beneficially by MFS and certain other non-reporting entities, and MFS has sole voting power with respect to 30,105,405 of such shares and sole dispositive power with respect to all of such shares. The address of MFS is 500 Boyston Street, Boston, Massachusetts 02116.

(12) All information regarding American Express Financial Corporation ("AMEX") is based on information disclosed in a Schedule 13G filed by AMEX on behalf of itself and its subsidiaries and advised accounts on February 2, 2001 (the "AMEX Schedule 13G"). According to the AMEX Schedule 13G, AMEX has shared voting power with respect to 4,199,668 of such shares and shared dispositive power with respect to all of such shares. The address of AMEX is 200 AXP Financial Center, Minneapolis, Minnesota 55474.

(13) All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G, as amended, filed by FMR Corp., Edward C. Johnson 3d and Abigail Johnson on November 13, 2000 (the "FMR
     Schedule 13G"). According to the FMR Schedule 13G, (i) Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 23,892,160 of such shares as a result of acting as investment adviser to various investment companies, (ii) Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,534,180 of such shares as a result of its serving as investment manager of institutional account(s), (iii) Fidelity International Limited is the beneficial owner of 57,175 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, and (iv) FMR Corp. and Edward C. Johnson 3d each has sole dispositive power over 25,426,340 of such shares and sole voting power over 1,311,380 of such shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Company's Board of Directors held four regular meetings and three special meetings in fiscal 2000. Each director attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or committee. The Board of Directors has established the following standing committees: Audit Committee, Compensation and Stock Option Committee and Section 162(m) Committee. There is no standing Nominating Committee.

     Audit Committee: Paul Hazen, Chair; Rebecca A. Stirn; William Y. Tauscher. As directed by the Board, the functions of the committee include recommending independent auditors to be retained by the Company; conferring with the independent auditors regarding their audit of the Company's financial statements; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with the independent and internal auditors the results of their examinations; and recommending changes in financial policies or procedures as suggested by the auditors. All members of the Audit Committee are independent directors as defined by the New York Stock Exchange's rules. During fiscal 2000 the Audit Committee held five meetings. The Board has adopted a written charter for the Audit Committee. A copy of the charter is attached to this proxy statement as Exhibit A. The Audit Committee report is included below.

     Compensation and Stock Option Committee: William Y. Tauscher, Chair; James
H. Greene, Jr., Paul Hazen, Robert I. MacDonnell and Rebecca A. Stirn. The functions of the committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation and stock plans; to review direct and indirect compensation matters; and to review management's compensation actions for executive officers and other key personnel. During fiscal 2000 the Compensation and Stock Option Committee held three meetings.

     Section 162(m) Committee: Rebecca A. Stirn, Chair; Paul Hazen. The functions of the committee are to approve grants of stock options to executive officers; establish performance goals with respect to performance-based compensation for executive officers; certify whether performance goals have been met before performance-based compensation is paid to executive officers; and perform any other action required to be performed by a committee of "outside directors" (pursuant to Section 162(m) of the Internal Revenue Code of 1986), or by a committee of "non-employee directors" (pursuant to Rule 16b-3 under the Securities Exchange Act of 1934). During fiscal 2000 the Section 162(m) Committee did not hold any meetings.

     Director Compensation: Directors who are not employees of the Company or its subsidiaries were paid an annual fee of $40,000 in 2000.

     The 1999 Amended and Restated Equity Participation Plan (the "1999 Equity Plan") generally provides for the grant to non-employee directors of options to purchase shares of Common Stock of the Company and requires non-employee directors to purchase shares of Common Stock as a condition to membership on the Board. The 1999 Equity Plan provides for the grant of an option to purchase the number of shares of Common Stock equal to $200,000 divided by the Purchase Price (defined as 80% of the fair market value of a share of Common Stock on the date of grant) to (a) each non-employee director serving as of May 11, 1999 (the effective date of the 1999 Equity Plan) who had not already received a grant under the Outside Director Equity Purchase Plan (the "Prior Director Plan") and
(b) each non-employee director initially elected or appointed to the Board after May 11, 1999. The foregoing option grants are conditioned on the purchase by such non-employee directors of shares of Common Stock as set forth in the 1999 Equity Plan.

     Pursuant to the 1999 Equity Plan, each non-employee director also receives automatic grants of options to purchase 2,000 shares of Common Stock as of the date of each annual meeting of stockholders occurring after such director's initial election to the Board. In addition, the 1999 Equity Plan provides that any non-employee director who received an initial grant of stock options under the Prior Director Plan, but had not yet received a grant of stock options after three continuous years of service as provided under the Prior Director Plan, will be granted non-qualified stock options to purchase 100,000 shares of Common Stock after serving on the Board for three continuous years. All director options vest ratably over a three-year term.

     Under the Deferred Compensation Plan for Safeway Directors, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the director's cash compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). All distributions of a director's cash or stock credit account are made in cash.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Magowan resigned from his position as Chief Executive Officer of the Company effective April 30, 1993 and from his position as Chairman of the Board of the Company on May 12, 1998. He continues to serve as a director of the Company and commenced receiving an annual director's fee effective January 1, 1998. Mr. Magowan continues to receive insurance benefits and, upon his retirement from the Company in April 1997, became entitled to receive retirement benefits in accordance with the terms of the Company's qualified retirement plan of $70,089 per year, and an additional $488,968 per year from the Company.

     During 2000, the Company sold approximately $6.16 million in products to Casa Ley for resale in Casa Ley's retail stores. It is anticipated that sales of a similar magnitude will be made in 2001. Hector Ley Lopez, a member of the Company's Board of Directors, is the General Director of Casa Ley. Safeway has a 49% ownership interest in Casa Ley, and the remaining 51% is owned by adult members of the Ley family, including Hector Ley Lopez (who individually has a less than 10% equity interest in Casa Ley).

     In September 2000, pursuant to Mr. Prabhu's employment agreement, the Company loaned Mr. Prabhu $1 million under a promissory note in connection with Mr. Prabhu's relocation to northern California. The note is secured by Mr. Prabhu's residence, bears no interest and is due 20% on September 1, 2001, 40% on April 30, 2003 and 40% on September 1, 2004. Since the beginning of fiscal 2000, the largest aggregate amount of indebtedness outstanding for Mr. Prabhu was $1 million, and Mr. Prabhu remained indebted to the Company for this amount as of March 13, 2001.

     In July 1998, the Company entered into a loan agreement with Mr. Dreiling pursuant to which the Company loaned Mr. Dreiling $770,000 under a promissory note in connection with Mr. Dreiling's relocation to southern California. This note was secured by Mr. Dreiling's residence, bore no interest and was repaid in full in July 2000. In May 2000, the Company loaned Mr. Dreiling $500,000 on an interest-free basis in connection with the purchase and construction of a new residence in northern California. Since the beginning of fiscal 2000, the largest aggregate amount of indebtedness outstanding for Mr. Dreiling was $1.27 million, and Mr. Dreiling was indebted to the Company for $500,000 as of March 13, 2001.

     In July 1999, the Company entered into a loan agreement with Dick W. Gonzales, Senior Vice President, pursuant to which the Company loaned Mr. Gonzales $400,000 under a promissory note in connection with Mr. Gonzales' relocation to northern California. The note is secured by Mr. Gonzales' residence, bears no interest and is due in July 2004. Since the beginning of fiscal 2000, the largest aggregate amount of indebtedness outstanding for Mr. Gonzales was $400,000, and Mr. Gonzales remained indebted to the Company for this amount as of March 13, 2001.

     See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION for additional relationships and transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and the New York Stock

Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms which they file.

     To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that for fiscal 2000 all filing requirements applicable to its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 2000, 1999 and 1998 for the Chief Executive Officer, the four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2000 and one individual who resigned as an executive officer in August 2000.

                           SUMMARY COMPENSATION TABLE
                             (DOLLARS IN THOUSANDS)

                                                                                   LONG-TERM COMPENSATION
                                                                                 --------------------------
                                                                  ANNUAL                   AWARDS
                                                               COMPENSATION      --------------------------
                                                             ----------------     RESTRICTED     SECURITIES
                                                             SALARY    BONUS     STOCK AWARDS    UNDERLYING
            NAME AND PRINCIPAL POSITION              YEAR     ($)      ($)(a)        ($)         OPTIONS(#)
            ---------------------------              ----    ------    ------    ------------    ----------
Steven A. Burd.....................................  2000     870      1,657(b)          --      2,000,000
  Chairman, President and CEO                        1999     750      1,011             --             --
                                                     1998     750      1,125             --      1,200,000
Vasant M. Prabhu...................................  2000     154        900(c)   2,000,000(d)     600,000
  Executive Vice President and CFO                   1999      --         --             --             --
                                                     1998      --         --             --             --
Richard W. Dreiling................................  2000     435        524             --             --
  Executive Vice President                           1999     291        181             --        280,000
                                                     1998     268        295             --        100,000
Larree M. Renda....................................  2000     435        524             --             --
  Executive Vice President                           1999     314        313             --        150,000
                                                     1998     284        312             --             --
Lawrence V. Jackson................................  2000     316        311             --         60,000
  Senior Vice President                              1999     306        294             --             --
                                                     1998     305        305             --             --
Kenneth W. Oder....................................  2000     346        399             --             --
  Former Executive Vice President                    1999     500        524             --             --
                                                     1998     500        600             --             --

---------------
(a) Represents cash and stock bonuses earned by the named individual during the fiscal year indicated.

(b) Includes a retention bonus of $450,000.

(c) Represents a signing bonus of $325,000, an operating performance bonus of $325,000 and a retention bonus of $250,000.

(d) Mr. Prabhu was awarded 41,344 shares of restricted stock which vest 25% on December 31, 2000, 25% on January 1, 2001 and 50% on January 1, 2002. As of the end of fiscal 2000, Mr. Prabhu held all of such shares, and the value of such shares as of the end of fiscal 2000 was $2,584,000.

     Employment Agreement. Mr. Prabhu is a party to an employment agreement with the Company effective as of August 14, 2000. As contemplated by the agreement, Mr. Prabhu serves as Executive Vice President and Chief Financial Officer of the Company and also as President of E-Commerce Business. Under the agreement, the Company has agreed to pay Mr. Prabhu a base salary of $500,000, subject to annual adjustment, and an annual target bonus of 125% of base salary (and in any event not less than $325,000 for services rendered during 2000). In addition, Mr. Prabhu received a signing bonus of $325,000 and a relocation allowance of $25,000 and is eligible to receive retention bonuses equal to $250,000 for services rendered during each of 2000, 2001, 2002 and 2003, provided that Mr. Prabhu remains employed by the Company as of

December 30 of the applicable year. Pursuant to the agreement, the Company granted Mr. Prabhu an option to purchase 600,000 shares of Common Stock at an exercise price of $48.375 per share, which option vests ratably over a five year period. The Company also agreed to grant Mr. Prabhu an option to purchase at least an additional 200,000 shares of Common Stock on the third anniversary of his start date, provided he is still employed by the Company as of such anniversary date. In addition, pursuant to the agreement, the Company awarded Mr. Prabhu 41,344 shares of restricted stock which vest 25% on December 31, 2000, 25% on January 1, 2001 and 50% on January 1, 2002. Mr. Prabhu also received a $1 million interest-free mortgage loan payable 20% on September 1, 2001, 40% on April 30, 2003 and 40% on September 1, 2004. The agreement provides that, in the event Mr. Prabhu's employment is terminated by the Company without cause or by Mr. Prabhu for good reason, Mr. Prabhu shall be entitled to receive one year's base salary (during which period his stock options will continue to vest), accelerated vesting of his restricted stock and any remaining unpaid retention bonuses.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Greene, Hazen and MacDonnell and Ms. Stirn served as members, and Mr. Tauscher served as Chair, of the Compensation and Stock Option Committee (the "Compensation Committee") of the Company's Board of Directors during fiscal 2000. Mr. Hazen served as a member, and Ms. Stirn served as Chair, of the
Section 162(m) Committee during fiscal 2000. Mr. Greene was a Vice President and Assistant Secretary of the Company from August 1986 to November 1986. No other member of the Compensation Committee or the Section 162(m) Committee is a current or former officer or employee of the Company or any of its subsidiaries.

     Until April 2000, Safeway held an 80% interest in Property Development Associates, a California general partnership formed in 1987 ("PDA"). The general partners of PDA were Pacific Resources Associates, L.P., a Delaware limited partnership ("PRA"), which is a company controlled by an affiliate of KKR, and Safeway. PDA was organized to purchase, manage and dispose of certain Safeway facilities which were no longer used in Safeway's retail grocery business. PDA was dissolved in April 2000. During 2000, Safeway paid PDA $1.1 million for reimbursement of expenses related to management and real estate services provided by PDA in connection with certain of Safeway's properties no longer used in the retail grocery business. In March 2000, PDA transferred one leasehold property to the Company, which property had a net book value of $300,000. PDA made a corresponding distribution in cash to PRA in order to permit PRA to maintain its proportionate ownership interest in PDA. No gains or losses were recognized on this transaction in the Company's financial statements. In addition, during fiscal 2000, the Company paid approximately $447,000 in rent and maintenance fees to PDA with respect to leases for 13 of the Company's retail grocery stores. The Company believes that the rates charged with respect to the foregoing leases were at least as favorable as the rates that could be obtained from unrelated third parties.

     In March 2000, Safeway sold 27 non-operating properties to PRA for an aggregate purchase price of $37.58 million. The Company believes that the consideration paid by PRA for such properties was at least as favorable as could be obtained from an unrelated third party.

     In June 2000, the Company and PRA completed partitioning of the properties owned by PDA between the Company and PRA according to their respective partnership interests. The partition process allowed for certain properties that were strategically valuable to Safeway to be independently appraised and allocated to Safeway. The remaining properties were valued by mutual agreement of the parties. Thereafter, the parties took turns selecting properties until all properties were selected. To achieve a final allocation of 80% (Safeway) and 20% (PRA), a cash adjustment will be made to the final liquidating distribution of partnership assets.

     In June 2000, Safeway sold 21 non-operating properties to PRA for an aggregate purchase price of $47.17 million. The Company believes that the consideration paid by PRA for such properties was at least as favorable as could be obtained from an unrelated third party.

     During fiscal 2000, the Company paid approximately $286,000 in rent to Carmel Valley Partners with respect to a lease for one of the Company's retail grocery stores. Carmel Valley Partners is a general partnership 80% of which is owned by a subsidiary of Pacific Realty Associates, L.P., which is a partnership controlled by an affiliate of KKR. The Company believes that the rates charged with respect to the foregoing lease were at least as favorable as the rates that could be obtained from unrelated third parties.

     In January 2000, the Company entered into a loan agreement with MainStreet pursuant to which the Company loaned MainStreet $2 million under a promissory note to assist MainStreet in paying certain expenses. The Company also entered into a non-binding letter of intent to invest $25 million in MainStreet, subject to certain conditions. The note was secured by all of MainStreet's personal property and intangibles and bore interest at 10% per annum. In July 2000, MainStreet ceased doing business and liquidated. The Company did not make an equity investment in MainStreet, the outstanding principal and interest on the loan was forgiven and the letter of intent was terminated. Mr. Tauscher was Chief Executive Officer of MainStreet.

     In May 2000, the Company entered into a three-year service agreement with Willis of Arizona, Inc. ("Willis"), which is a company controlled by an affiliate of KKR. Under the agreement, Willis will assist the Company in the design of loss control programs and perform other risk management-related services in exchange for a fee. During fiscal 2000, the Company paid Willis approximately $260,000 in fees pursuant to the agreement. The Company believes that the rates charged with respect to the foregoing service agreement were at least as favorable as the rates that could be obtained from unrelated third parties.

     In June 2000, the Company granted Mr. Tauscher an option to purchase 100,000 shares of Common Stock as compensation for services to Safeway as a consultant regarding the Company's equity investment in a new business venture. The option has an exercise price of $41.00 per share and vests ratably over five years.

     In 1998, Mr. Tauscher purchased 4,467 shares of Common Stock of the Company pursuant to the 1999 Equity Plan. In connection with such purchase, Mr. Tauscher delivered to the Company a full recourse promissory note in the amount of $133,070 which matures in 2008 and bears interest at 5.75% per annum. Such amount (plus accrued interest) represents the largest aggregate amount of indebtedness outstanding since the beginning of fiscal 2000 for Mr. Tauscher, and he remained indebted to the Company for such amount (plus accrued interest) as of March 13, 2001.

     In 1999, Ms. Stirn purchased 3,457 shares of Common Stock of the Company pursuant to the 1999 Equity Plan. In connection with such purchase, Ms. Stirn delivered to the Company a full recourse promissory note in the amount of $139,900 which matures in 2009 and bears interest at 5.5% per annum. Such amount (plus accrued interest) represents the largest aggregate amount of indebtedness outstanding since the beginning of fiscal 2000 for Ms. Stirn, and she remained indebted to the Company for such amount (plus accrued interest) as of March 13, 2001.

     In 2000, Mr. Ley Lopez purchased 3,868 shares of Common Stock of the Company pursuant to the 1999 Equity Plan. In connection with such purchase, Mr. Ley Lopez delivered to the Company a full recourse promissory note in the amount of $139,900 which matures in 2010 and bears interest at 8.3% per annum. Such amount (plus accrued interest) represents the largest aggregate amount of indebtedness outstanding since the beginning of fiscal 2000 for Mr. Ley Lopez, and he remained indebted to the Company for such amount (plus accrued interest) as of March 13, 2001.

                                   * * * * *

     The following Report of the Compensation Committee and of the Section 162(m) Committee, Report of the Audit Committee and the Stock Performance Graph are not to be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE
                     REPORT OF THE SECTION 162(m) COMMITTEE

     The Company's policies with respect to the compensation of executive officers, which policies are approved by the Compensation Committee, are (1) to base a significant portion (up to approximately 55%) of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, (2) to award the Company performance-based portions of compensation only when overall Company performance reaches pre-established levels, and (3) to pay base salaries and, subject to approval by the Section 162(m) Committee, award stock options to executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance, improvement in market value of the Company's stock and each individual executive officer's performance.

     The relationship of Company performance to the compensation of executive officers, including the Chief Executive Officer ("CEO"), is as follows.

     The Company undertakes an annual planning process which culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance that are relevant to compensation determinations are identical store sales, operating profit and working capital. No operating performance-based compensation is awarded to executive officers, including the CEO, unless an operating performance threshold based upon target level performance is met. The operating performance threshold can be met only if specific performance thresholds for identical store sales and operating profit are met. The amount of operating performance-based compensation awardable is then increased or decreased depending on the extent to which the working capital threshold is or is not met. For fiscal 2000, if the operating performance threshold is met, operating performance-based compensation of up to 120% of the CEO's base salary was awarded based upon the extent to which Company performance exceeded the threshold, and executive officers other than the CEO were eligible to receive operating performance-based compensation up to a maximum percentage of each such executive officer's base salary, which maximum percentage ranged from 48% to 120%. The amount of operating performance-based compensation awarded to such executive officers may be reduced by the Section 162(m) Committee and is based on individual, participant-specific performance factors, and the amount of a particular individual's award cannot exceed the maximum percentage for such individual. The foregoing ranges of percentages of base salary payable to the CEO and other executive officers were established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation.

     Operating performance-based compensation may, at the option of the executive, be paid in cash, in stock, or in a combination of cash and stock. Based on actual operating results in 2000, Company performance exceeded the threshold of operating performance and, accordingly, operating performance-based compensation was awarded to the CEO and other executive officers.

     In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are also eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return established at the outset of each new capital investment project. Capital performance is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, compensation of up to 15% (for a total of up to 30%) of the executive officer's base salary is awarded based upon the extent to which capital performance exceeded the threshold. The foregoing percentage was established at a level intended to emphasize the importance of capital spending to the Company's business. Based on the results of the measured projects, all of which exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 2000 with respect to measured first and third year projects.

     Base salaries are evaluated annually for all executive officers, including the CEO. Base salaries for executive officers, including the CEO, are based in part on overall financial, strategic and operational Company performance, improvement in market value of the Company's stock, individual performance and competitive salary levels. Of these factors, the most significance is accorded to overall Company performance and improvement in market value of the Company's stock, followed by individual performance and competitive salary levels. The determination of whether to make certain one-time payments, such as signing and retention bonuses, including the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose include grocery companies and non-grocery companies. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. All grocery companies whose executive pay practices were surveyed for this purpose are included in the peer group identified in footnote (a) to the Stock Performance Graph set forth elsewhere in this proxy statement, except for those companies whose common stock was not publicly traded for the period covered by the Stock Performance Graph. The Company's executive salary levels, including with respect to the CEO, generally are at the median of or lower than the executive compensation levels of the companies surveyed. The CEO received a 33.3% increase in base salary in July 2000 and was awarded a retention bonus of $450,000 payable after December 30, 2000. In approving the salary increase and retention bonus, the Compensation Committee considered cash compensation received by CEOs of comparable companies as well as the fact that the CEO had not received a salary increase since 1997.

     Stock option grants are considered periodically by the Section 162(m) Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the individuals named in the Summary Compensation Table. The amounts of stock options granted in any given year, including those granted to executive officers, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to establishment of base salary levels, although less weight is accorded to competitive compensation levels because of the difficulty in making a meaningful comparison with respect to stock options. During 2000, options to purchase 2,000,000 shares of Common Stock were granted to the CEO based on the above factors. All stock option grants to executive officers are subject to approval by the Section 162(m) Committee.

     The Compensation Committee and the Section 162(m) Committee believe that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company's executive officers with the Company's performance.

     During 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (defined as the CEO and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance-based compensation" is excludable in applying the $1 million limit. It is the Company's policy to qualify all compensation paid to its top executives, in a manner consistent with the Company's compensation policies, for deductibility under the 1993 law in order to maximize the Company's income tax deductions. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

Compensation and Stock Option Committee:   Section 162(m) Committee:
William Y. Tauscher                        Rebecca A. Stirn
James H. Greene, Jr.                       Paul Hazen
Paul Hazen
Robert I. MacDonnell
Rebecca A. Stirn

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors (see Exhibit A). The members of the Committee are Paul Hazen (Chair), Rebecca A. Stirn and William Y. Tauscher. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent auditors.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

     Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 30, 2000 filed with the Securities and Exchange Commission.

     Audit Fees. The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 30, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were approximately $1.43 million.

     Financial Information Systems Design and Implementation Fees. The aggregate fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 30, 2000 were approximately $101,000.

     All Other Fees. The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 30, 2000 were approximately $5.6 million.

     The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal auditors' independence.

                                          Audit Committee:

                                          Paul Hazen
                                          Rebecca A. Stirn
                                          William Y. Tauscher

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock to that of the S&P 500 and a group of peer companies in the retail grocery industry.
[PERFORMANCE GRAPH]

                                                         SAFEWAY                     S&P 500                  PEER GROUP(A)
                                                         -------                     -------                  -------------
12/31/95                                                 100.00                      100.00                      100.00
12/31/96                                                 166.02                      123.00                      127.40
12/31/97                                                 245.63                      164.08                      172.13
12/31/98                                                 473.30                      211.01                      260.76
12/31/99                                                 277.67                      255.32                      180.23
12/31/00                                                 469.42                      232.09                      196.60

---------------

(a) The peer group companies are: The Kroger Co., Safeway Inc., The Great Atlantic & Pacific Tea Company, Inc., Winn-Dixie Stores, Inc., Albertson's Inc. and Delhaize America, Inc. (formerly Food Lion, Inc.) ("Delhaize"). The peer group does not include Hannaford Bros. Co. ("Hannaford"), which had been included in the 2000 peer group, because Hannaford was acquired by Delhaize in July 2000.

                       OPTION GRANTS IN 2000 FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during fiscal 2000 to each of the individuals identified in the Summary Compensation Table. All options were granted under the 1999 Equity Plan.

                                                 INDIVIDUAL GRANTS
                        --------------------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                                  % OF TOTAL                                    AT ASSUMED ANNUAL RATES OF
                                                   OPTIONS                                     STOCK PRICE APPRECIATION FOR
                              NUMBER OF            GRANTED                                            OPTION TERM(D)
                        SECURITIES UNDERLYING    TO EMPLOYEES    EXERCISE PRICE   EXPIRATION   ----------------------------
         NAME            OPTIONS GRANTED(#)     IN FISCAL 2000     ($/SHARE)         DATE         5%($)          10%($)
         ----           ---------------------   --------------   --------------   ----------   ------------   -------------
Steven A. Burd........        2,000,000(a)           23.2            53.875        12/12/10     67,763,396     171,725,750
Vasant M. Prabhu......          600,000(b)            7.0            48.375          9/2/10     18,253,667      46,258,375
Richard W. Dreiling...               --                --
Larree M. Renda.......               --                --
Lawrence V. Jackson...           60,000(c)            0.7           32.3125         1/22/10      1,219,269       3,089,868
Kenneth W. Oder.......               --                --

---------------
(a) Options vest at a rate of 20% per year beginning with the anniversary of the date of grant through the fifth anniversary of the date of grant. Upon the occurrence of a Change in Control of the Company, options shall become exercisable as to all shares covered thereby, notwithstanding that such options may not have fully vested at such time. A "Change in Control of the Company" is deemed to have occurred (pursuant to the provisions of the individual stock option agreement) when: (i) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 25% or more of the Company's then-outstanding voting securities; or (ii) as a result of a tender offer or exchange offer for Company securities, or as a result of a proxy contest, merger, consolidation or sale of assets, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election was approved by a vote of at least 2/3 of the continuing board members (the "Continuing Board Members"), cease to constitute a majority of the Board; or (iii)(A) the consummation of a merger or consolidation of the Company with any other corporation, other than that which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the surviving corporation's then outstanding voting securities, (B) the approval of the Company's securityholders of a plan of complete liquidation of the Company, or (C) the consummation of a sale of all or substantially all of the Company's assets. Notwithstanding the foregoing definition, no event described in subparagraph (iii)(A) shall constitute a Change in Control of the Company if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50%, but less than 80%, of the Company's then outstanding voting securities, and prior to the occurrence of the event, the Continuing Board Members unanimously determine that such event shall not constitute a Change in Control of the Company.

(b) Options vest at a rate of 20% per year beginning with the anniversary of the date of grant through the fifth anniversary of the date of grant. Upon the occurrence of a Change in Control of the Company, options shall become exercisable as to all shares covered thereby, notwithstanding that such options may not have fully vested at such time. A "Change in Control of the Company" is deemed to have occurred (pursuant to the provisions of the individual stock option agreement) when: (i) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 25% or more of the Company's then-outstanding voting securities; or (ii) as a result of a tender offer or exchange offer for Company securities, or as a result of a proxy contest, merger, consolidation or sale of assets, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election was approved by a vote of at least 2/3 of the Continuing Board Members, cease to constitute a majority of the Board; or (iii) the Company's security holders approve (A) a merger or consolidation of the Company with any other corporation, other than that which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the surviving corporation's then outstanding voting securities, or (B) a plan of complete liquidation of the Company or a sale of all or substantially all of the Company's assets.

(c) Options vest at a rate of 15% per year beginning with the anniversary of the date of grant through the sixth anniversary of the date of grant, with the remaining 10% becoming exercisable on the seventh anniversary of the date of the grant. Upon the occurrence of a Change in Control of the Company, options shall become exercisable as to all shares covered thereby, notwithstanding that such options may not have fully vested at such time. A "Change in Control of the Company" is deemed to have occurred (pursuant to the provisions of the individual stock option agreement) when: (i) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 25% or more of the Company's then-outstanding voting securities; or (ii) as a result of a tender offer or exchange offer for Company securities, or as a result of a proxy contest, merger, consolidation or sale of assets, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election was approved by a vote of at least 2/3 of the Continuing Board Members, cease to constitute a majority of the Board; or (iii) the Company's security holders approve (A) a merger or consolidation of the Company with any other corporation, other than that which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the surviving corporation's then outstanding voting securities, or (B) a plan of complete liquidation of the Company or a sale of all or substantially all of the Company's assets. Notwithstanding the foregoing definition, no event described in subparagraph (iii)(A) shall constitute a Change in Control of the Company if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50%, but less than 80%, of the Company's then outstanding voting securities, and prior to the occurrence of the event, the Continuing Board Members unanimously determine that such event shall not constitute a Change in Control of the Company.

(d) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

                    AGGREGATED OPTION EXERCISES DURING 2000
               FISCAL YEAR AND 2000 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning exercise of stock options during fiscal 2000 by each of the individuals identified in the Summary Compensation Table and the value of unexercised options at the end of fiscal 2000.

                                                                    NUMBER OF                 VALUE OF
                                                              SECURITIES UNDERLYING         UNEXERCISED
                               SHARES                          UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                              ACQUIRED                         AT 2000 YEAR-END(#)     AT 2000 YEAR-END($)(b)
                             ON EXERCISE    VALUE REALIZED        EXERCISABLE/              EXERCISABLE/
           NAME                  (#)            ($)(a)            UNEXERCISABLE            UNEXERCISABLE
           ----              -----------    --------------    ---------------------    ----------------------
Steven A. Burd.............          --               --            4,642,262/              256,200,943/
                                                                     3,040,000                46,287,500
Vasant M. Prabhu...........          --               --                    0/                        0/
                                                                       600,000                 8,475,000
Richard W. Dreiling........      14,000          600,247              255,540/                9,919,918/
                                                                       445,500                13,846,250
Larree M. Renda............     162,000        6,901,813              280,500/               14,197,309/
                                                                       219,500                 8,080,935
Lawrence V. Jackson........          --               --               90,000/                3,048,750/
                                                                       170,000                 5,537,500
Kenneth W. Oder............   2,080,000       85,922,140                   0/0                       0/0

---------------
(a) Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.

(b) Potential unrealized value is (i) the fair market value at fiscal 2000 year-end ($62.50 per share) less the exercise price of "in-the-money," unexercised options multiplied by (ii) the number of shares represented by such options.

PENSION PLANS

     Pension benefits are provided to the executive officers of the Company under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan (collectively, the "Retirement Plans"). The Retirement Restoration Plan became effective on January 1, 1994. It provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Employee Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The Retirement Restoration Plan also recognizes any compensation deferred under the Company's Deferred Compensation Plans for purposes of determining such benefits.

     Effective July 1, 1999, the Employee Retirement Plan was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999 equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant's cash balance until retirement. Investment credits are based on the annual rate of return on 30-year treasury securities.

     The normal retirement age is age 65 in the Retirement Plans, with reduced early retirement benefits available at any time following termination of employment. The normal retirement benefit is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the Employee Retirement Plan) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continue to accrue for a period of seven years from the date of the change.

     For the purposes of the Retirement Plans, compensation-based credits are determined as a percent of compensation which includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. The percentage applied to each year's compensation increases with years of participation in the Retirement Plans (from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation). Compensation under the cash balance formula for the individuals named in the Summary Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person.

     The following table illustrates estimated total annual retirement benefits under the Retirement Plans for each of the individuals identified in the Summary Compensation table payable as a single life annuity. These estimated benefits are based on an assumed interest credit percentage of 7% and no future increases in compensation under the Retirement Plans. In addition, the estimate for Mr. Oder does not reflect any future accruals under the Retirement Plans.

                                                            YEAR      ESTIMATED
                                                          REACHING     ANNUAL
                          NAME                             AGE 65      BENEFIT
                          ----                            --------    ---------
S. A. Burd..............................................    2014      $675,236
V. M. Prabhu............................................    2024       391,384
R. W. Dreiling..........................................    2018       427,546
L. M. Renda.............................................    2023       729,597
L. V. Jackson...........................................    2013       172,508
K. W. Oder..............................................    2012       196,726

                                   PROPOSAL 2

                     APPROVAL OF 2001 AMENDED AND RESTATED
                        OPERATING PERFORMANCE BONUS PLAN
                     FOR EXECUTIVE OFFICERS OF SAFEWAY INC.

     At the Annual Meeting, stockholders are being asked to approve the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (the "Amended Bonus Plan"). The original Bonus Plan was reapproved by the stockholders in May 1999. The Amended Bonus Plan was approved by the Board of Directors in March 2001. The Board is seeking stockholder approval of the Amended Bonus Plan in order for all bonuses paid thereunder to satisfy the requirements for qualified performance-based compensation under the Internal Revenue Service's regulations under Section 162(m) of the Code and, accordingly, be eligible for deductibility by the Company.

DESCRIPTION OF THE AMENDED BONUS PLAN

     There are currently 13 executive officers eligible to participate in the Amended Bonus Plan. The following information includes summaries of certain provisions of the Amended Bonus Plan. This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended Bonus Plan. Copies of the Amended Bonus Plan will be available at the Annual Meeting and may also be obtained by making written request of the Company's Secretary.

  Bonus Awards to CEO.

     Eligibility. The CEO is eligible for a bonus award for each fiscal year in an amount equal to a preestablished percentage, determined in the discretion of the Section 162(m) Committee, of the amount determined by multiplying the CEO's regular weekly base salary rate by the number of weeks during such year that the CEO served as CEO, up to a maximum bonus of $3.0 million. The Amended Bonus Plan increased the foregoing maximum bonus amount from $1.5 million.

     Business Criteria. The CEO's bonus is based on a preestablished performance target which shall include one or more of the following components: (i) identical store sales, (ii) operating profit and (iii) working capital. For purposes of such goal, identical store sales and operating profit shall include all Company operations.

     Bonus Amount. The bonus award for the CEO is based on the achievement of specified levels above the performance target. Prior to the payment of a bonus award to the CEO, the Section 162(m) Committee must certify in writing the level of the performance goals attained.

  Bonus Awards to Other Executive Officers.

     Eligibility. Each executive officer of the Company (including the Senior Vice President -- Supply but excluding the CEO) is eligible for a bonus award for each fiscal year in an amount equal to a preestablished percentage, determined in the discretion of the Section 162(m) Committee, of the amount determined by multiplying the executive officer's regular weekly base salary rate by the number of weeks during such year that the executive officer served as an executive officer, up to a maximum bonus of $1.5 million. An executive officer of the Company is defined as an officer subject to Section 16(a) of the Exchange Act.

     Business Criteria. Each executive officer's bonus is based on a preestablished performance target which shall include one or more of the following components: (i) identical store sales, (ii) operating profit and (iii) working capital. For purposes of such goal, identical store sales and operating profit shall include all Company operations.

     Bonus Amount. The bonus award for any executive officer is based on the achievement of specified levels above the performance target; provided, however, that the Section 162(m) Committee, in its discretion, may reduce the amount payable to any executive officer. Prior to the payment of a bonus award to an executive officer, the Section 162(m) Committee must certify in writing the level of the performance goals attained.

  Additional Bonus Award to Senior Vice President -- Supply.

     Eligibility. The Senior Vice President -- Supply is eligible for a bonus award for each fiscal year in an amount not to exceed a preestablished percentage, determined in the discretion of the Section 162(m) Committee, of the amount determined by multiplying the Senior Vice President -- Supply's regular weekly base salary rate by the number of weeks during such year that the Senior Vice President -- Supply served as Senior Vice President -- Supply, up to a maximum bonus of $550,000.

     Business Criteria. The Senior Vice President -- Supply's bonus is based on a preestablished performance target which shall include one or more of the following components: (i) identical store sales, (ii) Supply Division operating income, (iii) plant performance, (iv) third party sales income contribution and
(v) working capital.

     Bonus Amount. The bonus award for the Senior Vice President -- Supply is based on the achievement of specified levels above the performance target. Prior to the payment of a bonus award to the Senior Vice President -- Supply, the
Section 162(m) Committee must certify in writing the level of the performance goals attained.

  Adjustments to Performance Components.

     The Amended Bonus Plan provides that for each fiscal year, the Section 162(m) Committee may provide for adjustments (as determined in accordance with generally accepted accounting principles ("GAAP"))to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations not qualifying as a business segment under GAAP or (v) attributable to the business operations of any entity acquired by the Company during such fiscal year.

  General.

     Base Salary Adjustments. Any change in base salary effected after the first day of the fiscal year may be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

     Method of Payment. Each bonus award may be paid, at the option of the recipient, in cash or in stock, or in any combination of cash and stock. Stock bonuses shall be awarded in accordance with the provisions of the 1999 Equity Plan.

     Accounting Practices. The components of a performance target will be determined in accordance with the Company's accounting practices in effect on the first day of the fiscal year, subject to the adjustments described above.

     Amendment. The Amended Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Section 162(m) Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets, target bonus awards, or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR the approval of the Amended Bonus Plan because the Board believes it is in the best interest of the Company to qualify performance-based compensation for deductibility under Section 162(m) of the Code in order to maximize the Company's income tax deductions. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the meeting is necessary to approve the Amended Bonus Plan. Unless otherwise instructed, proxies will be voted FOR approval of the Amended Bonus Plan.

                                   PROPOSAL 3

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP, which has served as independent auditors of the Company since 1987, to conduct an audit, in accordance with auditing standards generally accepted in the United States, of the Company's consolidated financial statements for the 52-week fiscal year ending December 29, 2001. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP.

                                   PROPOSAL 4

                              STOCKHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W. #215, Washington, D.C. 20037, who is the owner of 800 shares of Common Stock, has given notice that she intends to present for action at the Annual Meeting the following resolution:

          RESOLVED: That the stockholders of Safeway Inc., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     The following statement was submitted in support of such resolution:

          REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year, the owners of 135,092,168 shares, representing approximately 37% of the shares voting, voted FOR this proposal.

     If you AGREE, please mark your proxy FOR this resolution.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote against this proposal for the following reasons:

     The Company's present system for election of directors, which is like that of many major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. The Board of Directors believes that this method is the fairest and is most likely to produce a Board which will effectively represent the interests of all of the Company's stockholders.

     In contrast, cumulative voting promotes special interest representation on the Board. This, in turn, can lead to factionalism and contention among directors, which could have a negative impact on the Company and its stockholders. In addition, the use of cumulative voting has declined significantly over the years. Many companies have eliminated cumulative voting, and most states that once mandated cumulative voting in corporate elections have repealed that requirement.

     This proposal was rejected by the Company's stockholders at the 1997, 1998, 1999 and 2000 Annual Meetings. The proponent of this proposal has offered no evidence that cumulative voting would produce a more qualified or effective Board of Directors for Safeway, nor has the proponent expressed any concerns regarding the members of Safeway's Board, any particular action of the Board or the effectiveness of the Board. Moreover, the Company's financial and operational performance in recent years, including the fact that

Safeway's cumulative total stockholder return has outperformed that of its peer group for each of the past eight years, suggests that there is no reason for any change in the method of voting for Safeway's directors.

     Accordingly, we believe that the present method of voting best promotes the election of directors who will represent the interests of the stockholders as a whole, and that there have been no valid reasons submitted for implementing cumulative voting.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                    GENERAL

STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the 2002 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before November 29, 2001. The Company's Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days' notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth certain information specified in the Company's Bylaws.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended December 30, 2000 is being mailed to all stockholders of record with this Proxy Statement.

                                          By Order of the Board of Directors,

                                          MEREDITH S. PARRY
                                          Secretary

Dated: March 23, 2001

                                                                       EXHIBIT A

                                  SAFEWAY INC.

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be a committee of the Board of Directors of Safeway Inc. (the "Corporation") to be known as the Audit Committee (the "Committee"). The Committee shall be composed of at least three directors who are financially literate, independent of the management of the Corporation, and free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. At least one member shall be deemed by the Board of Directors to be financially expert or sophisticated.

STATEMENT OF POLICY

     The Committee shall provide assistance to the Board of Directors in fulfilling the Board's responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the Directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

RESPONSIBILITIES

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Directors and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

     The Committee shall have the following functions, powers and duties:

          (a) The Committee shall annually review and reassess the Audit Committee Charter.

          (b) The Committee shall direct management to prepare an annual confirmation to the New York Stock Exchange, so long as the Corporation's stock is traded on such exchange, regarding:

        - Any determination that the Board has made regarding the independence of Committee members;

        - The financial literacy of the Committee members;

        - The determination that at least one member of the Committee has accounting or related financial management expertise;

        - The annual review and reassessment of the adequacy of the Audit Committee Charter.

          (c) The Committee shall recommend to the Board of Directors the independent auditors to be employed by the Corporation.

          (d) The Committee shall meet with and review with the independent auditors:

        - The purpose, scope and general extent of their services (including, without limitation, the extent of non-audit service provided by the independent auditors);

        - The independent auditors' engagement letter; and

        - The fees for audit and non-audit services.

          The Committee is responsible for ensuring that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation, and the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

          (e) The Committee shall meet with and review with the independent auditors the results of their annual examination. Such reviews shall include:

        - The financial statements (including, without limitation, the Corporation's annual report and Form 10-K);

        - The related independent auditors' opinion;

        - The annual management letter containing the independent auditors' comments and recommendations and management's response thereto;

        - The cooperation received from management during conduct of the independent audit, particularly with regard to any restrictions management may have placed, or attempted to place, upon the scope of the audit;

        - The extent to which prior recommendations with regard to internal controls have been implemented;

        - The independent auditors' findings and recommendations relating to:

         - The Corporation's accounting practices;

         - Internal controls;

         - Financial reporting policies;

         - Accounting personnel and organization; and

         - Compliance with established codes of conduct of the Corporation.

        - The Committee shall be notified by management and the independent auditor when management is seeking a second opinion on any significant accounting issue; and

        - Any other matters that the independent auditors bring to the attention of the Committee.

          At least once annually, and whenever deemed appropriate by the Committee or the independent auditors, some portion of their meeting shall be conducted exclusively with the Committee members and the independent auditors.

          None of the above shall be interpreted so as to restrict access to the Board of Directors by the independent auditors of the Corporation.

          The independent auditors shall be ultimately accountable to the Board of Directors and the Committee as representatives of the stockholders, and the Board of Directors and the Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in any proxy statement of the Corporation).

          (f) The Committee chairman will meet with management prior to each quarterly earnings release to review earnings including, but not limited to, status of operations, consisting of accounting policies or large or unusual transactions. The independent auditors will participate in such meetings.

          (g) The Committee shall meet with and review with the chief internal auditor ("General Auditor") of the Corporation:

        - The scope of his/her procedures, reports and recommendations;

        - The cooperation received from management;

        - The extent to which prior recommendations have been implemented;

        - Compliance with established codes of conduct of the Corporation; and

        - Any other matters that the General Auditor brings to the attention of the Committee.

          At least once annually, and whenever deemed appropriate by the Committee or the General Auditor of the Corporation, some portion of their meeting shall be exclusively with the Committee members and the General Auditor.

          None of the above shall be interpreted so as to restrict access to the Board of Directors or the Chief Executive Officer by the General Auditor whenever he/she deems it appropriate.

          (h) The Committee shall have the power to retain, in appropriate circumstances, persons having special competence to assist the Committee. In such circumstances, the Committee shall report its intention to exercise this power to the Board of Directors.

          (i) The Committee shall perform such other functions as may from time to time be delegated to it by the Board of Directors.

          (j) The Committee shall function in accordance with the following procedures:

        - The Committee normally shall meet at least twice a year and shall have such additional meetings as are called by the Chairman of the Committee; and

        - Copies of the minutes of the Committee's meetings shall be distributed to each member of the Board of Directors and filed by the Secretary of the Corporation in the minute book of the Committee.

                     THE 2001 AMENDED AND RESTATED OPERATING
                             PERFORMANCE BONUS PLAN
                     FOR EXECUTIVE OFFICERS OF SAFEWAY INC.


     Safeway Inc., a Delaware corporation (the "Company"), previously adopted The Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (the "Plan"). The objectives of the Plan are to motivate and reward executives to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

     Under the terms of the Plan, the Board of Directors of the Company (the "Board") reserved the right to amend the Plan. The Board of Directors of the Company has adopted this amendment and restatement of the Plan, effective with respect to bonuses for fiscal years beginning on or after December 31, 2000, subject to approval of this amendment and restatement of the Plan by the stockholders of the Company.

                                   ARTICLE I.

                                  DEFINITIONS

     Section 1.1 - Base Compensation. "Base Compensation" shall mean the Participant's regular weekly base salary rate, excluding moving expenses, bonus pay and other payments which are not considered part of regular weekly salary rate, multiplied by the number of weeks the Participant is eligible, including up to six weeks of Paid Leave of Absence. Any changes in the Participant's regular weekly base salary rate effected during the fiscal year of the Company shall be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

     Section 1.2 - Paid Leave of Absence. "Paid Leave of Absence" shall mean a period of time during which a Participant performs no duties due to an illness, incapacity (including disability), layoff, jury duty, military duty or a leave of absence for which the Participant is so paid or so entitled to payment by the Company, whether direct or indirect, but excluding vacation time.

     Section 1.3 - Participant. "Participant" shall mean the Company's Chief Executive Officer ("CEO") and any other Executive Officer (including the Senior Vice President - Supply). "Executive Officer" shall mean any officer of the Company subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

                                  ARTICLE II.

                                  BONUS AWARDS

     Section 2.1 - CEO. The CEO is eligible for a bonus award under this Section
2.1. For each fiscal year of the Company, the Section 162(m) Committee of the Board (the "Committee") shall establish an objectively determinable performance target under this Section 2.1, which shall include one or more of the following components of overall Company performance: (i) identical store sales, (ii) operating profit, and (iii) working capital, in each case as determined in accordance with the Company's accounting practices, as in effect on the first day of such fiscal year, and which may also provide for adjustments in accordance with Section 2.4. Achievement of specified levels above the performance target will result in a bonus award to the CEO not to exceed a percentage of Base Compensation determined by the Committee, up to a maximum bonus award of $3.0 million, paid in accordance with Article III. The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the fiscal year to which such bonus award relates.

         Section 2.2 - Executive Officers. Each Executive Officer (including the Senior Vice President - Supply, but excluding the CEO) is eligible for a bonus award under this Section 2.2. Achievement of specified levels above the performance target described under Section 2.1 will result in a bonus award to an Executive Officer not to exceed a percentage of such Executive Officer's Base Compensation determined by the Committee, up to a maximum bonus award of $1.5 million, paid in accordance with Article III. For each Executive Officer, the Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. At the discretion of the Committee, however, the Committee may reduce the bonus amount payable to any Executive Officer. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the fiscal year to which such bonus award relates.

         Section 2.3 - Senior Vice President - Supply. The Senior Vice President
- Supply is eligible for a bonus award under this Section 2.3. For each fiscal year of the Company, the Committee shall establish an objectively determinable performance target under this Section 2.3, which shall include one or more of the following components of performance for the Supply Division: (i) Supply Division operating income, (ii) plant performance, (iii) third party sales income contribution, (iv) working capital, and (v) identical store sales, in each case as determined in accordance with the Company's accounting practices, as in effect on the first day of such fiscal year, and which may also provide for adjustments in accordance with Section 2.4. Achievement of specified levels above the performance target will result in a bonus award not to exceed a percentage of Base Compensation determined by the Committee, up to a maximum bonus award of $550,000, paid in accordance with Article III. The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Supply Division for the fiscal year to which such bonus award relates.

         Section 2.4 - Adjustments to Performance Components. For each fiscal year of the Company, the Committee may provide for objectively determinable adjustments, as determined in accordance with generally accepted accounting principles ("GAAP"), to any of the performance components under Section 2.1, 2.3 or 5.3 for one or more of the items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence,
(ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (v) attributable to the business operations of any entity acquired by the Company during the fiscal year.

                                  ARTICLE III.

                             PAYMENT OF BONUS AWARD

         Section 3.1 - Form of Payment. Each Participant's bonus award may be paid, at the option of the Participant, in cash or in stock, or in any combination of cash and stock. Stock bonuses shall be paid in accordance with the provisions of the 1999 Amended and Restated Equity Participation Plan of Safeway Inc.

         Section 3.2 - Timing of Payment. Unless otherwise directed by the Committee, each bonus award shall be paid as soon as practicable after the end of the fiscal year to which such bonus award relates.

                                  ARTICLE IV.

                                 SECTION 162(m)

         Section 4.1 - Qualified Performance Based Compensation. The Committee, in its discretion, may determine whether a bonus award should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and may take such actions which it may deem necessary to ensure that such bonus award will so qualify.

         Section 4.2 - Performance Goals. With respect to any bonus award which the Committee determines should qualify as performance-based compensation, any of the performance targets described in Sections 2.1 and 2.3, if applicable to such bonus award, shall be established in writing before the first day of the fiscal year to which such bonus award relates; provided, however, that, to the extent permitted under Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, such performance targets may be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided, further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed.

                                   ARTICLE V.

               TRANSFERS, TERMINATIONS AND NEW EXECUTIVE OFFICERS

         Section 5.1 - Transfers. For a Participant who is transferred from one Executive Officer position to another during a fiscal year, the bonus award for the fiscal year will be the sum of the pro-rata bonus awards calculated for each position.

         Section 5.2 - Terminations. Except as provided in Section 5.1 or as otherwise provided by the Committee, a Participant who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be an Executive Officer at any time during a fiscal year shall not be eligible to receive a partial fiscal year bonus award, except when the reason for leaving the position is for reason of health or retirement; provided, however, that with respect to a Participant who leaves for reason of health or retirement, the Committee may determine that such Participant shall not receive a partial fiscal year bonus award.

         Section 5.3 - New Executive Officers. A Participant who is transferred from a non-Executive Officer position to an Executive Officer position during a fiscal year, or who commences employment with the Company in an Executive Officer position during a fiscal year, shall be eligible for a bonus award for such fiscal year in accordance with Article II, unless the Committee determines, on the basis that the performance targets established under Article II are no longer substantially uncertain or otherwise, that such Participant shall be eligible for a bonus award for such fiscal year under this Section 5.3. In the event a Participant is eligible for a bonus award under this Section 5.3, for such fiscal year, the Committee shall establish an objectively determinable performance target under this Section 5.3, which shall relate to such Participant's period of service as an Executive Officer during such fiscal year, and which shall include one or more of the performance components specified in
Section 2.1 (and, if such a Participant is the Senior Vice President - Supply, one or more of the performance components under Section 2.3) and may also provide for adjustments in accordance with Section 2.4. Achievement of specified levels above the performance target will result in a bonus award to such Participant not to exceed a percentage of Base Compensation determined by the Committee, up to a maximum bonus award of $3.0 million (in the case of the CEO) or $1.5 million (in the case of any Executive Officer other than the CEO), paid in accordance with Article III. The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. At the discretion of the Committee, however, the Committee may reduce the bonus payable to any such Participant (other than the CEO). Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the fiscal year to which such bonus award relates. With respect to any bonus award under this Section 5.3 which the Committee determines should qualify as performance-based compensation, any of the performance targets described in this Section 5.3, if applicable to such bonus award, shall be established in writing before the first day of such Participant's employment in an Executive Officer position during the fiscal year to which such bonus relates; provided, however, that, to the extent permitted under Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, such performance targets may be established in writing by the Committee after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided, further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has been established.

                                  ARTICLE VI.

                                 ADMINISTRATION

Section 6.1 - Committee

         (a) The Committee shall consist of at least two persons appointed by and holding office at the pleasure of the Board.

         (b) Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

         Section 6.2 - Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

         Section 6.3 - Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

                                  ARTICLE VII.

                                OTHER PROVISIONS

         Section 7.1 - Amendment, Suspension or Termination of the Plan. This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets described in Sections 2.1 and 2.3 if applicable to such bonus awards, after the commencement of the year with respect to which such bonus awards relate.

         Section 7.2 - Approval of Plan by Stockholders. This amendment and restatement of the Plan shall be submitted for the approval of the Company's stockholders at the annual meeting of stockholders to be held in 2001. In the event that this amendment and restatement of the Plan is not so approved, this amendment and restatement of the Plan shall cease to be effective, and the Plan, as in effect prior to this amendment and restatement of the Plan, shall continue in accordance with the terms thereof.

                                  SAFEWAY INC.

                 PROXY -- FOR THE ANNUAL MEETING -- MAY 8, 2001

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned, having received the Notice of Meeting and Proxy Statement dated March 23, 2001, appoints Steven A. Burd and Robert A. Gordon, and
   P each or any of them as Proxies, with full power of substitution, to R represent and vote all the shares of Common Stock which the undersigned
   O  may be entitled to vote at the Annual Meeting of Stockholders to be held
   X  at the corporate offices of Safeway Inc., 5918 Stoneridge Mall Road,
   Y Pleasanton, California on Tuesday, May 8, 2001, at 1:30 p.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED UNDER ITEM (1), "FOR" THE PROPOSALS DESCRIBED IN ITEMS (2) AND (3), AND "AGAINST" THE STOCKHOLDER PROPOSAL DESCRIBED IN ITEM (4), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.
                                                                   -------------
                                                                    SEE REVERSE
                                                                        SIDE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE      -------------
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                            - FOLD AND DETACH HERE -

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

The Board of Directors recommends a vote FOR proposals 2 and 3 and AGAINST stockholder proposal 4.


                FOR    WITHHELD
1. Election of  [ ]      [ ]      Nominees:
   Directors                      01. Steven A. Burd
                                  02. Robert I. MacDonnell
                                  03. William Y. Tauscher

For, except vote withheld from the following nominee(s):

----------------------------------
                                                          FOR   AGAINST  ABSTAIN
2. Adoption of 2001 operating                             [ ]     [ ]      [ ]
   performance bonus plan for
   executive officers.

3. Appointment of Deloitte &                              [ ]     [ ]      [ ]
   Touche LLP as independent
   auditors for fiscal year 2001.

4. Stockholder proposal on                                [ ]     [ ]      [ ]
   cumulative voting.

5. In accordance with the judgements of the proxies, upon such other business as may properly come before the meeting and at any and all adjournments thereof.

                                                       MARK HERE FOR       [ ]
SIGNATURE(S)___________________ DATE_________          ADDRESS CHANGE AND
                                                       NOTE AT LEFT

Please date and sign exactly as name appears hereon. Joint owners should each sign. The full name or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE